File number 80302.1	Direct line 604.647.4141	email pwong@boughton.ca

February 15, 2008

BY MAIL

Destiny Media Technologies, Inc.
#800 – 570 Granville Street
Vancouver, BC V6C 3P1

Attention: Fred Vandenberg, MBA CA

Dear Sir:

Re: Destiny Media Technologies Inc. (the "Company")

Further to your previous correspondence with David Toyoda of our office, we confirm that you have requested our opinion regarding whether the securities of the Company would constitute a qualified investment for a trust governed by a registered retirement savings plan (a “RRSP”) for income tax purposes. The following opinion is based on the Income Tax Act (Canada) (the "Act") and regulations thereto and jurisprudence that is effective as at the date hereof as well as our understanding of the administrative position of the Canada Revenue Agency (“CRA”) as publicly published as at the date hereof. We have considered as well all publicly released draft legislation ("Draft Legislation") distributed to the date of this letter by the Canadian department of finance. Any comments in this latter regard should not be regarded as a final opinion on such matters since it is possible or foreseeable that the Draft Legislation may be amended further before it is enacted. Accordingly, we have limited any comments to only the latest form of such draft legislation as released to the public as of the date of this letter. We cannot anticipate any changes to the administrative practices of the CRA or any changes to the existing or any draft tax legislation of Canada.

A.	SUMMARY OF FACTS

	1.	The Company is a corporation incorporated under the laws of Colorado, U.S.A.

	2.	Shares of the same class of common shares (the "Shares") of the Company are listed for trading on the over the counter quotation service (the "OTC Bulletin Board") and on the Frankfurt Stock Exchange.

B.	ASSUMPTIONS

	1.	Any RRSP that proposes to acquire the Shares at any time will be a registered retirement savings plan as defined in subsection 248(1) of the Act.

	2.	The Shares acquired by a trust governed by a RRSP will be acquired on or after the date of this opinion.

	3.	The Company has not elected in prescribed manner to be a public corporation by filing form T2073 with Canada Revenue Agency.

C.	CANADIAN INCOME TAX OPINION

1.

Although the matter is not free from doubt, the better view is that the Shares that are traded on the OTC Bulletin Board would constitute a qualified investment for a trust governed by a RRSP since such Shares belong to the same class of common shares of the Company that are traded on the Frankfurt Stock Exchange.

D.	SUMMARY OF LEGAL ANALYSIS

	1.	The definition of "qualified investment" for a trust governed by a registered retirement savings plan in subsection 146(1) of the Act means

(a) an investment that would be described by any of paragraphs (a) to (d), (f) and (g) of the definition "qualified investment" in section 204 if the reference in that definition to "a trust governed by a deferred profit sharing plan or revoked plan" were read as a reference to "a trust governed by a registered retirement savings plan" and if that definition were read without reference to the words "with the exception of excluded property in relation to the trust".

	2.	The definition of "qualified investment" in section 204 of the Act includes

(d) securities (other than futures contracts or other derivative instruments in respect of which the holder's risk of loss may exceed the holder's cost) that are listed on a designated stock exchange.

	3.	Subsection 248(1) of the Act defines "designated stock exchange" as a stock exchange, or that part of a stock exchange, for which a designation by the Minister of Finance under section 262 is in effect;

	4.	Subsection 262(5), which came into force on December 14, 2007, states,

The Minister of Finance is deemed to have designated under subsection (1) each stock exchange and each part of a stock exchange that was, immediately before the day on which this section came into force, a prescribed stock exchange, with effect on and after that day.

5.	Section 3201 of the Regulations, which was in force the day prior to section 262 coming into force stated,

For the purposes of the Act, the following are prescribed stock exchanges in Canada:

…
(d) in Germany, the Frankfurt Stock Exchange

6.

Given these definitions, we are of the view that the Shares that are traded on the Frankfurt Stock Exchange would clearly constitute a "qualified investment" for a trust governed by a RRSP for purposes of the Act.

7.

Further, although the matter is not free from doubt, the better view is that the Shares traded on the OTC Bulletin Board would also constitute a qualified investment for a trust governed by a RRSP since such Shares belong to the same class of common shares of the Company that are traded on the Frankfurt Stock Exchange. In particular, it is our understanding that under the relevant corporate laws governing the Company, the Shares are fungible property and accordingly, it is impossible to distinguish a Share traded on the OTC Bulletin Board from a Share that is traded on the Frankfurt Stock Exchange. Since a Share traded on the Frankfurt Stock Exchange would clearly be a qualified investment for a trust governed by a RRSP, the better view is that a Share traded on the OTC Bulletin Board could also be, at the same time, viewed as a Share traded on the Frankfurt Stock Exchange. Hence, the Share traded on the OTC Bulletin Board should be a qualified investment for a trust governed by a RRSP.

E.	GENERAL

The opinions expressed herein are solely for the benefit of the addressee and do not extend to, nor may be relied upon by or be assigned to, any other person or entity without our express prior written consent.

The letter is subject to solicitor-client privilege which may be waived if the letter is distributed or copied for distribution to any other person. We strongly recommend that you consult us before releasing any version of this letter to any other party.

Yours truly,

BOUGHTON LAW CORPORATION
by Peter A. Wong Law Corporation

Per:
Peter A. Wong

PAW/SD